Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-184190) and Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662, No. 333-138814, No. 333-151077 and No. 333-176315) of OraSure Technologies, Inc. of our reports dated March 13, 2013, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 13, 2013